Exhibit 99.1

For Immediate Release

Contacts:	William C. DeWitt	Linda H. Simmons
Corporate Communications	Chief Financial Officer
(401) 574-1541	(401) 574-1652

Bancorp Rhode Island Elects to Participate in U.S. Treasury’s Capital Purchase Program

Providence, R.I. – November 17, 2008 – Bancorp Rhode Island, Inc. (NASDAQ: BARI) today announced that it has elected to participate in the U.S. Treasury Department’s Capital Purchase Program, a voluntary program available to healthy financial institutions that is designed to increase the flow of financing to businesses and consumers nationwide. While the extent of the Company’s participation has yet to be determined, it is qualified to receive up to $30 million in additional capital. The program’s deadline for participation was Friday, November 14.

“After careful review, we believe this program as it stands today, would provide us with an opportunity to build on our third quarter momentum and further strengthen our lending capabilities for customers,” said BancorpRI President & CEO Merrill W. Sherman.

Last month, the Company reported a year-over-year increase in both third-quarter and year-to-date earnings. As of September 30, the Company’s total risk-weighted capital ratio was 12.7 percent, substantially in excess of the 10 percent required to be considered “well-capitalized” by regulatory authorities.

“BancorpRI has had a longstanding commitment to the community and the customers which it serves,” added Sherman. “We believe that it is in the best interest of all of our constituents – shareholders, customers and community – to develop a ‘super-capitalized’ balance sheet, which will support increased lending capacity over the coming years.”

About Bancorp Rhode Island

Bancorp Rhode Island, Inc. is the parent company of Bank Rhode Island, a full-service, FDIC-insured, state-chartered financial institution. The Bank, headquartered in Providence, Rhode Island, operates 16 branches throughout Providence, Kent and Washington Counties. As of September 30, 2008, Bancorp Rhode Island has more than $1.5 billion in assets and $1 billion in deposits.

Forward-Looking Statements

This release may contain "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the company's present expectations or beliefs concerning future events. The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic conditions and changing competition which could cause actual future results to differ materially from those indicated herein. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission.

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